CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 17, 2013 relating to the financial statements and financial highlights which appear in the August 31, 2013 Annual Reports to Shareholders of Schwab U.S. Broad Market ETF, Schwab U.S. Large-Cap ETF, Schwab U.S. Large-Cap Growth ETF, Schwab U.S. Large-Cap Value ETF, Schwab U.S. Mid-Cap ETF, Schwab U.S. Small-Cap ETF, Schwab U.S. Dividend Equity ETF, Schwab International Equity ETF, Schwab International Small-Cap Equity ETF and Schwab Emerging Markets Equity ETF, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights”, “Independent Registered Public Accounting Firm” and “Portfolio Holdings Disclosure” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

December 23, 2013